Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports Second Quarter 2007 Results

ATLANTA, GA, August 2, 2007— Superior Essex Inc. (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, today reported its second quarter 2007 financial results. For the quarter, Superior Essex reported revenues of $772 million and earnings of $0.97 per diluted share. These results compare to revenues of $818 million and earnings of $1.27 per diluted share in the second quarter of 2006.

Adjusted earnings per diluted share* totaled $0.82 for the second quarter of 2007. In the prior year second quarter, adjusted earnings per diluted share were $1.28, which included approximately $0.43 per diluted share from transitional copper benefits (related to copper procurement, pricing and hedging activities) and from LIFO inventory gains.

Core Business copper-adjusted revenues* in the second quarter of 2007 declined 3% vs. the prior year quarter. This revenue reduction was due to demand weakness in the Company’s principal North American end markets, partially offset by incremental revenues from the Simcoe Canadian Magnet Wire acquisition (completed in late April 2007). On a sequential basis, Core Business copper-adjusted revenues increased 7% vs. the first quarter of 2007.

Adjusted EBITDA in the second quarter of 2007 totaled $46.6 million. In the prior year second quarter, adjusted EBITDA was $57.2 million, including $13.4 million from transitional copper benefits and LIFO inventory gains. Excluding the second quarter 2006 copper and LIFO inventory gains, adjusted EBITDA increased 6% year-over-year. On a sequential quarter basis, adjusted EBITDA in the second quarter of 2007 increased 38% vs. the first quarter of 2007.

For the six months ended June 30, 2007, Superior Essex reported revenues of $1.47 billion and earnings of $1.42 per diluted share. These results compare to revenues of $1.47 billion and earnings per diluted share of $2.04 in the first six months of 2006. Adjusted earnings per diluted share totaled $1.28 for the first six months of 2007, as compared to adjusted earnings per diluted share of $1.83 in the first six months of 2006. The results for the first half of 2006 included a $0.44 per diluted share impact from the aforementioned second quarter copper benefit and LIFO gains.

“Our second quarter 2007 results were very much in line with our earlier expectations communicated at the end of the first quarter,” said Stephen M. Carter, chief executive officer of Superior Essex. “Core Business revenues in the second quarter did decline by 3% on a copper-adjusted basis, as the weakness experienced in our North American markets in the first quarter continued at generally the same levels through the second quarter. We were able to partially offset this decline with incremental revenues from the acquired Canadian Magnet Wire operations. We look forward to continued favorable acquisition related growth as we move into the second half of 2007 and benefit from the Invex and Tianjin transactions, which were completed in late July.”

* Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures. Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

“In terms of profitability for the second quarter, we also performed at our expectations, with strong sequential seasonal growth as compared to the first quarter of 2007. Our year-over-year profitability measures did decline, however, this was attributable to the transitional copper and LIFO benefits generated in the prior year second quarter.”

Consolidated Second Quarter and First Half 2007 Financial Results

The following are highlights of operating results for the three and six months ended June 30 (dollars in millions, except earnings per share):

	3 months ended 6/30		6 months ended 6/30
	2007	2006	2007	2006
Total revenues	$772.4	$818.2	$1,468.1	$1,469.9
Core Business revenues	$707.6	$685.7	$1,330.9	$1,244.5
Adjusted EBITDA	$46.6	$57.2	$80.3	$89.1
Net income	$19.9	$22.8	$29.1	$35.9
Earnings per diluted share	$0.97	$1.27	$1.42	$2.04
Adjusted earnings per diluted share	$0.82	$1.28	$1.28	$1.83

•
Net income for the second quarter and first half of 2007 included an extraordinary gain of $3.5 million ($0.17 per diluted share) related to the acquisition of the minority equity position in the Company’s European Magnet Wire subsidiary.

•
Adjusted EBITDA and adjusted EPS for the first half of 2007 included an estimated $4.0 million (pretax), or $0.12 per diluted share (after tax), in transitional losses from copper cost recovery in the Communications Cable business segment.

•
Adjusted EBITDA and adjusted EPS for the second quarter of 2006 included approximately $13.4 million (pretax), or $0.43 per diluted share (after tax and minority interest), of transitional gains from copper procurement, pricing and hedging activities and, to a lesser degree, LIFO inventory benefits. Approximately $9.0 million of these gains were allocable to the Communications Cable business segment with the balance attributable to the Company’s Magnet Wire business segments.

Business Segment Operating Results

The following are financial highlights by business segment for the three and six months ended June 30 (dollars in millions):

Communications Cable

	3 months ended 6/30		6 months ended 6/30
	2007	2006	2007	2006
Revenues	$235.7	$237.1	451.8	$423.7
Revenue change (copper-adjusted)	(10%)		(8%)
Adjusted EBITDA	$29.7	$35.9	$51.6	$57.4

The Communications Cable business segment reported a second quarter 2007 copper-adjusted revenue decline of 10% as compared to the prior year second quarter but a seasonal increase of 12% on a sequential quarterly basis. The year-over-year copper-adjusted revenue reduction was concentrated in the copper OSP product line, where current demand from the Company’s principal telco customers has been negatively impacted by the continued slowdown in residential construction. Conversely, copper-adjusted sales of data cable (premises) increased 11% over the prior year second quarter.

Adjusted EBITDA for the second quarter of 2007 was $29.7 million as compared to second quarter 2006 adjusted EBITDA of $35.9 million. The prior year second quarter adjusted EBITDA included approximately $9.0 million in transitional copper gains. Excluding the transitional copper benefit in the prior year, adjusted EBITDA increased 10% in the second quarter of 2007, due to strong margin growth from enriched product mix and pricing levels in the data cable product line, and from benefits in manufacturing cost reductions.

North American Magnet Wire and Distribution

	3 months ended 6/30		6 months ended 6/30
	2007	2006	2007	2006
Revenues	$296.3	$274.3	$543.2	$507.9
Revenue change (copper-adjusted)	1%		(4%)
Adjusted EBITDA	$15.1	$16.2	$25.8	$28.1

The North American Magnet Wire and Distribution business segment reported a copper-adjusted revenue increase of 1% for the second quarter of 2007. This increase included the benefit from incremental revenues from the acquired Canadian Magnet Wire operations, offset by continued demand weakness in the HVAC, appliance and other markets tied to residential construction.

North American Magnet Wire adjusted EBITDA in the second quarter of 2007 was $15.1 million, a decline of $1.1 million as compared to the second quarter of 2006. The adjusted EBITDA decline was attributable to the prior year second quarter transitional copper and LIFO benefits, along with the impact of approximately $0.8 million in China start-up losses in the current year second quarter. Partially offsetting these items was positive profitability contribution from the acquired Canadian operations.

European Magnet Wire and Distribution

	3 months ended 6/30		6 months ended 6/30
	2007	2006	2007	2006
Revenues	$175.6	$174.3	$335.9	$312.9
Revenue change (copper-adjusted)	(2%)		-
Adjusted EBITDA	$6.4	$9.4	$12.4	$12.6

Copper-adjusted revenues for the European Magnet Wire and Distribution business segment (formerly Essex Nexans) declined 2% for the second quarter of 2007. Excluding the positive impact of currency exchange rates, copper-adjusted revenues in this segment declined approximately 8% year-over-year. As previously disclosed, the currency/copper-adjusted revenue decline was attributable to a planned rationalization in 2007 of certain substandard margin customers. On a year-over-year basis, adjusted EBITDA declined by $3.0 million, which was attributable to transitional copper gains in the prior year quarter.

As announced, Superior Essex completed the acquisition of the remaining 40% equity interest in its European Magnet Wire and Distribution operations from Nexans on June 27, 2007. The company now owns 100% of this subsidiary, which will be operated under the Essex global magnet wire trade name.

Copper Rod

The Copper Rod business segment reported revenues of $65 million in the second quarter of 2007 compared to $133 million in the second quarter of 2006. Revenues in the Copper Rod segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even. In 2007, the Company began a planned reduction in its total copper rod production output, which resulted in reduced third party sales of copper rod and an increase in the percentage of production used internally, including servicing a portion of the acquired Canadian operations’ requirements.

Debt, Capital Structure and Liquidity

The Company reported total debt at June 30, 2007, of $317 million and net debt (debt net of cash and cash equivalents) of approximately $259 million. For the second quarter of 2007, net debt increased by approximately $31 million, which included the impact of $43 million expended for the Canadian Magnet Wire acquisition and the purchase of the remaining 40% equity interest in the European Magnet Wire operations. Excluding the cash used for these transactions, the Company generated net cash flow for debt reduction for the three and six month periods ended June 30, 2007, of $12 million and $55 million, respectively.

Stephen Carter's CEO Comments

“Despite the softness experienced in our North American end markets, we continued to make substantial progress across all of our business segments in the second quarter of 2007.”

“In our Magnet Wire business, we completed the Simcoe Canadian Magnet Wire acquisition, which is on track to add more than $100 million annually to revenues with immediate accretion to profitability. Additionally, this transaction should allow us to leverage our expanded North American product offering, particularly in the specialty energy segments, as well as realize other near term synergies.”

“During the second quarter, we also made progress on the regulatory side, which allowed us to complete both the Nexans China and Invex European Magnet Wire acquisitions early in the third quarter of 2007. These operations should add more than $300 million in incremental annual revenues and additional accretion to earnings.”

“Finally, we have coupled these global transactions together with the purchase of the remaining equity ownership of the European Magnet Wire operations, which now positions us even more favorably to execute a global strategy in our Magnet Wire business. The strength of our number one worldwide market share and our leading position in the energy sector should enhance the long-term value proposition for these operations.”

“For the second half of 2007, we anticipate a return to year-over-year growth in copper-adjusted revenues, as we benefit from our Magnet Wire industry acquisition activities. We also expect gains in adjusted earnings per share in the second half of 2007 compared to the second half of 2006, as adjusted for transitional copper and LIFO gains in the prior year period. The anticipated benefits from these transactions, coupled with the expectations of a rebound in the North American Magnet Wire and Communications Cable markets later in 2007, or in 2008, should provide a great deal of potential earnings momentum for Superior Essex.

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), August 3, 2007. During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 374-2356. International financial analysts should dial in to (706) 634-6384. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through August 10, 2007, by dialing (800) 642-1687 and using the following conference ID: 10287443. A webcast replay will also be archived for a limited period on the Company's Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to complete announced acquisitions, integrate these operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire facility in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein.  Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper ("copper adjusted revenues”) to aid in analyzing period-to-period net sales. Presentation of net sales herein for 2007 and 2006 are adjusted to a $3.00/lb COMEX value (or the equivalent €/kg LME value for our European operations). In prior year presentations, copper adjusted revenues were previously reflected at $2.00/lb COMEX value. “Copper adjusted increase” in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value of $3.00/lb COMEX. Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric which we use and which is used by other companies. "EBITDA" as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items. These items may not be comparable to a similarly titled measure of another company. Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term “Net Debt,” which is a non-GAAP financial measure. Net debt is defined as total debt outstanding less cash and cash equivalents. Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and Copper-Adjusted Revenues are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business. Adjusted EBITDA and Adjusted EPS are used to evaluate performance for certain executive compensation items and provide a measure of the ongoing operations by removing items which are not directly relevant to the efficiency of operations. The following non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures - EBITDA to net income; Adjusted EBITDA to net income; Adjusted EPS (or Adjusted earnings per diluted share) to earnings per diluted share; and Copper-Adjusted Revenues to revenues.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Copper-adjusted revenues has distinct limitations as compared to GAAP revenues. By copper-adjusting revenues, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. Management compensates for these limitations by using the GAAP results in conjunction with copper-adjusted revenues.

Core Business revenues has distinct limitations as compared to GAAP revenues. By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by using the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended June 30
($ in millions, except share and per share data)
Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006

Revenues	$772.4	$818.2
Cost of sales	697.9	731.5
Gross profit	74.5	86.7
Selling, general and administrative	38.0	38.2
Restructuring and other charges	0.4	0.2
Operating income	36.1	48.3
Interest expense	(7.5)	(8.0)
Interest income	0.9	-
Other income/(expense), net	0.1	(0.1)
Income before income taxes, minority interest and extraordinary gain	29.6	40.2
Income tax expense	(11.9)	(15.2)
Minority interest in earnings of subsidiary	(1.3)	(2.2)
Extraordinary gain (1)	3.5	-
Net income	$19.9	$22.8

Earnings per common share
Basic (1)	$0.98	$1.31
Diluted (1)	$0.97	$1.27

Shares used for computation (000s)
Basic	20,253	17,427
Diluted	20,527	17,992

(1) Includes $3.5 million ($0.17 per basic and diluted share) gain on acquisition of minority interest in the European Magnet Wire subsidiary in the three months ended June 30, 2007

Superior Essex Inc.
Condensed Consolidated Income Statements
Six Months Ended June 30
($ in millions, except share and per share data)
Unaudited

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006

Revenues	$1,468.1	$1,469.9
Cost of sales	1,332.4	1,324.7
Gross profit	135.7	145.2
Selling, general and administrative	73.6	73.9
Restructuring and other charges	1.3	1.0
Operating income	60.8	70.3
Interest expense	(15.1)	(16.1)
Interest income	1.6	0.1
Gain on sale of investment	-	5.8
Other income/(expense), net	(0.6)	-
Income before income taxes, minority interest and extraordinary gain	46.7	60.1
Income tax expense	(18.8)	(22.9)
Minority interest in earnings of subsidiary	(2.3)	(2.2)
Extraordinary gain (1)	3.5	0.9
Net income	$29.1	$35.9

Earnings per common share
Basic (1)	$1.44	$2.10
Diluted (1)	$1.42	$2.04

Shares used for computation (000s)
Basic	20,203	17,095
Diluted	20,491	17,598

(1) Includes $3.5 million ($0.18 per basic share and $0.17 per diluted share) gain on acquisition of minority interest in the European Magnet Wire subsidiary in the six months ended June 30, 2007, and $0.9 million ($0.05 per basic and diluted share) gain, net of minority interest, on an acquisition within the European Magnet Wire subsidiary in the six months ended June 30, 2006

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$58.7	$53.5
Accounts receivable, net	398.0	335.6
Inventories, net	285.7	289.3
Other current assets	27.9	46.9
Total current assets	770.3	725.3
Property, plant and equipment (net of accumulated depreciation)	255.0	258.5
Intangible and other long-term assets, net	47.1	43.0
TOTAL ASSETS	$1,072.4	$1,026.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$38.8	$31.4
Accounts payable	199.1	161.1
Accrued expenses	91.8	94.6
Total current liabilities	329.7	287.1
Long-term debt	278.6	292.7
Other long-term liabilities	72.6	59.4
Total liabilities	680.9	639.2
Minority interest in subsidiary	-	28.6
Stockholders' equity	391.5	359.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,072.4	$1,026.8

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended June 30
($ in millions)
Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006
Revenues
Communications Cable	$235.7	$237.1
Magnet Wire and Distribution North America	296.3	274.3
Magnet Wire and Distribution Europe	175.6	174.3
Core Business revenues	$707.6	$685.7
Copper Rod	64.8	132.5
	$772.4	$818.2

Revenues, copper price adjusted (1)
Communications Cable	$237.0	$262.1
Magnet Wire and Distribution North America	279.4	275.9
Magnet Wire and Distribution Europe	169.0	171.6
Core Business revenues	$685.4	$709.6
Copper Rod	56.5	117.8
Revenues, copper price adjusted	$741.9	$827.4
Constant cost of copper adjustment	30.5	(9.2)
Revenues (GAAP)	$772.4	$818.2

Reconciliation of adjusted EBITDA to net income
Net income	$19.9	$22.8
Income tax expense	11.9	15.2
Interest expense	7.5	8.0
Interest income	(0.9)	-
Minority interest in earnings of subsidiary	1.3	2.2
Extraordinary gain	(3.5)	-
Other, net	(0.1)	0.1
Operating income	$36.1	$48.3
Depreciation/amortization	7.5	6.8
EBITDA	$43.6	$55.1
Restructuring and other charges	0.4	0.2
Non-cash equity compensation	2.0	2.0
Other	0.6	(0.1)
Adjusted EBITDA	$46.6	$57.2

Adjusted EBITDA by segment
Communications Cable	$29.7	$35.9
Magnet Wire and Distribution North America	15.1	16.2
Magnet Wire and Distribution Europe	6.4	9.4
Copper Rod	-	0.5
Corporate	(4.7)	(4.8)
Other	0.1	-
Adjusted EBITDA	$46.6	$57.2

(1) Adjusted to a constant $3.00 COMEX copper cost per pound (or the equivalent Euro/kilogram LME value for our European operations)

Superior Essex Inc.
Supplemental Financial Information
Six Months Ended June 30
($ in millions)
Unaudited

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006
Revenues
Communications Cable	$451.8	$423.7
Magnet Wire and Distribution North America	543.2	507.9
Magnet Wire and Distribution Europe	335.9	312.9
Core Business revenues	$1,330.9	$1,244.5
Copper Rod	137.2	225.4
	$1,468.1	$1,469.9

Revenues, copper price adjusted (1)
Communications Cable	$448.9	$488.8
Magnet Wire and Distribution North America	540.1	563.1
Magnet Wire and Distribution Europe	337.7	337.2
Core Business revenues	$1,326.7	$1,389.1
Copper Rod	136.9	240.5
Revenues, copper price adjusted	$1,463.6	$1,629.6
Constant cost of copper adjustment	4.5	(159.7)
Revenues (GAAP)	$1,468.1	$1,469.9

Reconciliation of adjusted EBITDA to net income
Net income	$29.1	$35.9
Income tax expense	18.8	22.9
Interest expense	15.1	16.1
Interest income	(1.6)	(0.1)
Minority interest in earnings of subsidiary	2.3	2.2
Gain on sale of investment	-	(5.8)
Extraordinary gain (net of minority interest)	(3.5)	(0.9)
Other, net	0.6	-
Operating income	$60.8	$70.3
Depreciation/amortization	15.0	13.5
EBITDA	$75.8	$83.8
Restructuring and other charges	1.3	1.0
Non-cash equity compensation	4.0	3.3
Special bad debt (recoveries)/provision - customer insolvencies	(0.7)	1.0
Other	(0.1)	-
Adjusted EBITDA	$80.3	$89.1

Adjusted EBITDA by segment
Communications Cable	$51.6	$57.4
Magnet Wire and Distribution North America	25.8	28.1
Magnet Wire and Distribution Europe	12.4	12.6
Copper Rod	0.3	0.5
Corporate	(9.7)	(9.9)
Other	(0.1)	0.4
Adjusted EBITDA	$80.3	$89.1

(1) Adjusted to a constant $3.00 COMEX copper cost per pound (or the equivalent Euro/kilogram LME value for our European operations)

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended June 30
($ in millions, except per share data)
Unaudited

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006
Extraordinary gain recognized on acquisition of minority interest in European Magnet Wire subsidiary	$3.5	$-
Financial restructuring costs	(0.1)	(0.1)
Facility restructuring costs	(0.3)	(0.5)
Other	(0.4)	0.4
Subtotal	$2.7	$(0.2)
Tax and minority interest impact of above items	0.4	0.1
Total impact - increase/(decrease) in net income	$3.1	$(0.1)
Total impact to earnings per diluted share related to special items	$0.15	$(0.01)

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$0.97	$1.27
Impact of special items	$(0.15)	$0.01
Adjusted earnings per diluted share	$0.82	$1.28

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Six Months Ended June 30
($ in millions, except per share data)
Unaudited

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006
Gain on sale of investment in Essex Electric	$-	$5.8
Extraordinary gain recognized on acquisition of minority interest in European Magnet Wire subsidiary	3.5	-
Extraordinary gain recognized on purchase transaction	-	1.5
Special bad debt recoveries/(provision) - customer insolvencies	0.7	(1.0)
Financial restructuring costs	(0.2)	(0.2)
Facility restructuring costs	(0.7)	(1.2)
Other	(0.9)	0.4
Subtotal	$2.4	$5.3
Tax and minority interest impact of above items	0.4	(1.6)
Total impact - increase/(decrease) in net income	$2.8	$3.7
Total impact to earnings per diluted share related to special items	$0.14	$0.21

Reconciliation of earnings per diluted share to adjusted earnings per diluted share
Earnings per diluted share	$1.42	$2.04
Impact of special items	$(0.14)	$(0.21)
Adjusted earnings per diluted share	$1.28	$1.83